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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-112084 of Community Health Systems, Inc. on Form S-3 of our reports dated February 18, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2002, as amended, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Nashville, Tennessee
February 25, 2004

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INDEPENDENT AUDITORS' CONSENT